Exhibit 3.2

CERTIFICATE OF CORRECTION

TO

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

XBP GLOBAL HOLDINGS, INC.

Pursuant to Title 8, Section 103(f) of the General Corporation Law of the State of Delaware (the “DGCL”), XBP GLOBAL HOLDINGS, INC. (the “Corporation”), a Delaware corporation, DOES HEREBY CERTIFY:

FIRST:            A Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Amendment”) was filed in the Office of the Secretary of State of the State of Delaware on July 29, 2025, and said Certificate of Amendment requires correction as permitted by subsection (f) of Section 103 of the DGCL.

SECOND:       The inaccuracy or defect of the Certificate of Amendment is that the Certificate of Amendment was erroneously executed and was not authorized to be filed with the Office of the Secretary of State of the State of Delaware on the date it was filed.

THIRD:          As a result of the defect, the Certificate of Amendment is null and void.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed by a duly authorized officer this December 12, 2025.

XBP GLOBAL HOLDINGS, INC.

By:	/s/ Ross Dawson
Name:	Ross Dawson
Title:	Secretary